For Filing period ended:	December 31, 2003		Exhibit 99.77.O
File Number	811-9036


FORM 10f-3
Municipal Securities

FUND:  UBS Emerging Markets Debt Relationship Fund

Advisor or Sub-Advisor:   UBS Global Asset Management (Americas) Inc.

1. Issuer:  Republic of the Philippines

2.	Date of Purchase: 7/8/03 	 3.  Date offering commenced:  7/8/03

4.	Underwriters from whom purchased:  JP Morgan

5.	"Affiliated Underwriter" managing or participating in syndicate:
	UBS Investment Bank
6.	Aggregate principal amount of purchase:  $870,000

7.	Aggregate principal amount of offering:  $750,000,000

8.	Purchase price (net of fees and expenses):  $99.138

9.	Initial public offering price:  99.138

10	Commission, spread or profit:  ____%	$9,000

11. Have the following conditions been satisfied?

YES
NO
a. The securities are "municipal securities" as defined in Section 3(a)(29) of the Securities and Exchange Act of 1934.

X

_____
b. The securities were purchased prior to the end of the first day on which any sales are made.

X

_____
c. The securities were purchased at a price not more than the price paid by each other purchaser in the offering.

X

_____
d. The underwriting was a firm commitment underwriting.
X
_____
e. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.



_____
f. The issuer has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer, or entity supplying the revenues from which the issue is to be paid, shall have been in continuous operation for less than three years (including any predecessor), the issue has received one of the three highest ratings from at least one such rating organization.


X



X






_____
g. The amount of such securities purchased by the Fund and all investment companies advised by UBS Global AM or the Fund's Sub-Adviser, if applicable, did not exceed 25% of the principal amount of the offering.



X



_____
h. No purchases were designated as group sales or otherwise allocated to the account of any Affiliated Underwriter.

X

_____

Note: Refer to the Rule 10f-3 Procedures for the definitions of capitalized terms. In particular, "Affiliated Underwriter" is defined as UBS AG and its affiliates. In the case of a Fund advised by a Sub-Adviser, "Affiliated Underwriter" shall also include any brokerage affiliate of the Sub-Adviser.

Approved:  Maria Mednikov Loucks	Date:  July 8, 2003